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COMPANY PRESS RELEASE

AMERICAN BANKERS INSURANCE GROUP INC.
EXPECTS CENDANT ACQUISITION PROPOSAL WILL
RECEIVE FLORIDA INSURANCE REGULATORY APPROVAL

Based upon very recent conversations with the Florida Department of Insurance, American Bankers Insurance Group Inc. firmly believes that Cendant will have no difficulties in obtaining the approval of the Florida Department of Insurance within a reasonable time after the receipt by the Department of Cendant's amended Form A containing its revised financial statements.

American Bankers Insurance Group Inc. (ABIG) concentrates on marketing affordable specialty insurance products and services through financial institutions, retailers and other entities offering consumer financing as a regular part of their business. ABIG, through its insurance subsidiaries, operates in the United States, Canada, the Caribbean, Latin America and the United Kingdom.

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Contact:

American Bankers Insurance Group Inc., Miami
P. Bruce Camacho, Executive Vice President
Investor Relations
305/252-7060